Exhibit 10.2

MM Enterprises USA, LLC

July 1, 2023

Dear Amit,

MM Enterprises USA, LLC and MedMen Enterprises, Inc. (collectively “The Company”), is pleased to extend an oﬀer of Full-Time employment to you for the position of Chief Financial Oﬃcer. This is a remote location position with travel as needed. This is an exempt position. In your capacity as Chief Financial Oﬃcer, you will perform duties and responsibilities that are reasonable and consistent with your position as may be assigned to you from time to time.

Your estimated start date will be July 24, 2023, with your oﬀer of a one-year contract of employment being conditional upon successful completion of certain requirements, as explained in this letter. Your employment is subject to the terms and conditions set forth in this letter, which override anything communicated to you during your interview or as part of any other communication about your employment with the Company.

Compensation

As compensation for your services, you will be paid US$300,000 per annum which you will receive in the amount of US$11,538.46 per pay period, subject to all withholdings and deductions as required by law and paid on a bi-weekly basis. In addition to your compensation, the Company will also provide the following:

Sign on Equity Bonus

You will receive the fiscal year 2024 equity grant at the start of your employment in an amount equal to US$300,000 worth of RSUs based on the average of the trailing 10 day closing price of Class B Subordinate Voting Shares (“Shares”) as of your start date of employment. This grant will vest annually from your start date in equal installments over 3 years. If your employment is terminated without Cause between 182 and 365 days after your start date, then 1/3 of the RSUs granted to you will vest upon the termination. Starting in 2024, you will receive your grant as part of the Company’s Employee Equity Bonus Program.

All Share prices are as quoted on the Canadian Securities Exchange (“CSE”) as converted to U.S. dollars applying the Canadian/U.S. Dollar exchange rate quoted on the foreign exchange (forex) market.

Equity Bonus Program

You will be eligible to participate in the Company’s equity bonus program as set forth in the MedMen Enterprises, Inc. 2021 Employee Equity Bonus Program starting in 2024. In addition, you will be eligible for:

Long Term Equity Incentive

●	Options valued at US$3,000 to acquire Shares (“Options”) for each week you are employed as Chief Financial Oﬃcer, to be granted at the beginning of each fiscal quarter, vesting eﬀective as of the end of each such fiscal quarter-end based upon the Company achieving performance metrics that are aligned with the interests of shareholders which metrics are to be mutually agreed upon by you and the Board as soon as practical after your date of hire.

The number of Shares granted by the Board shall be calculated based upon the dollar value of the award dividend by the trailing 10-day volume weighted average price of the Company’s Shares trading on the Canadian Securities Exchange (or if traded on any National Securities Exchange, such National Securities Exchange) prior to the date of grant (the “Price”).

The number of Options shall be determined based on the Option value determined using the Black Scholes option pricing model using mutually agreed customary assumptions which shall be consistent with those used for financial reporting purposes, including that the strike price per share of the Options shall be the Price and the Options shall expire five (5) years from the date of grant.

In the event a Change in Control of the Company any unvested stock awards outstanding on the date of the change of control will immediately vest. For purposes hereof, the term “Change in Control” shall mean the occurrence of any of the following events (each, a “Business Combination”) followed within 12 months of such Business Combination by your termination without Cause or resignation for Good Reason: (a) the sale of more than 50% of the outstanding equity securities of the Company in a single transaction or in a series of transactions occurring during a period of not more than twelve months; (b) the Company is merged, amalgamated or consolidated with another corporation; or (c) a sale of substantially all of the assets of the Company to another entity, unless, following any of the foregoing Business Combinations in (a) through (c) above, all or substantially all of the individuals and entities that were the beneficial owners of the Company’s outstanding voting securities immediately prior to such Business Combination beneficially own immediately after the transaction or transactions, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities (or comparable interests) of the entity resulting from such Business Combination (including an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more aﬃliates) in substantially the same proportions as their ownership of the Company’s voting securities immediately prior to such Business Combination.

Benefits

You will have unlimited vacation days and are to use your own discretion in this regard. In addition, MedMen provides 6 paid sick days, 11 paid holidays, medical, dental, and vision insurance through Anthem Blue Cross Blue Shield, including an employee/patient discount. Details on these benefits, including eligibility, use, and accrual can be found in the Employee Handbook.

Adherence to Company Policies. You agree to abide by and will be subject to all applicable employment and other policies of the Company as outlined in the Employee Handbook and elsewhere. This includes our Alcohol & Drug Policy.

Separation of Employment Relationship. You and the Company agree that either you or the Company may end the employment relationship, after the 1st year, with or without Cause. If your employment is terminated within the first 9 months of employment without Cause or if you resign for Good Reason, you will be paid for the remainder of that 1 year period, plus the reimbursement for COBRA premiums for the duration of the 1 year period. After 9 months of employment, if you are terminated without Cause or if you resign for Good Reason, you will receive 3 months of paid severance, plus the reimbursement for COBRA premiums for the duration of the 3 month period. Nothing in this letter or in the Company’s policies or procedures is intended to change the at-will nature of our relationship.

For purposes hereof. “Cause” shall mean a (i) repeated failure to competently and diligently perform duties of your position with the Company (other than due to physical or mental illness); (ii) conviction of guilty or nolo contendere plea to, a misdemeanor which is materially and demonstrably injurious to the Company or any of its subsidiaries or any felony; (iii) commission of an act, or a failure to act, that constitutes fraud, gross negligence or willful misconduct (including without limitation, embezzlement, misappropriation or breach of fiduciary duty resulting or intending to result in personal gain at the expense of the Company or any of its subsidiaries); and (iv) violation of any applicable laws, rules or regulations (excluding federal laws, rules or regulations pertaining to the regulation of commercial cannabis in states that have legalized cannabis for medical and/or adult use) or failure to comply with applicable confidentiality, non-solicitation and non-competition obligations to the Company or any of its subsidiaries, corporate code of business conduct or other material policies of the Company or any of its subsidiaries in connection with or during performance of your duties to the Company or any of its subsidiaries that could, in the Board’s opinion, cause material injury to the Company or any of its subsidiaries. In the case of a violation or failure under (i) or (iv), if such violation or failure is curable, such violation or failure shall only constitute “Cause” if it is not cured within thirty (30) days after notice thereof to you.

For purposes hereof, “Good Reason” shall mean any one of the following: (i) the reduction of your base salary or failure of the Company to pay your base salary and benefits when due, (ii) requiring that your position cease to be remote, or (iii) the assignment to you of any duties materially and negatively inconsistent in any respect of your position (including status, oﬃces, titles and reporting requirements), authority, duties or responsibilities, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities (including without limitation a requirement to report to any person or entity other than the CEO); provided, that, in each case, you will not be deemed to have Good Reason unless (1) you first provide the Company with written notice of the condition giving rise to Good Reason within 30 days of its initial occurrence, (2) the Company or the successor company fails to cure such condition within 30 days after receiving such written notice (the “Cure Period”), and (3) your resignation based on such Good Reason is eﬀective within 30 days after the expiration of the Cure Period.

By accepting this oﬀer, you confirm that you are able to accept this job and carry out the work involved without breaching any legal restrictions on your activities, such as restrictions imposed by a current or former employer. You also confirm that you will inform the Company about any such restrictions and provide the Company with as much information as possible, including copies of any agreements between you and your current or former employer describing any restrictions on your activities.

You further confirm that you will not remove or copy any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company. If you have any questions about the ownership of particular documents or other information, discuss those questions with your current or former employer before removing or copying any documents or information.

We are excited about the prospect of you joining our team. If you wish to accept this oﬀer, please sign below, and return this letter within three (3) days. This oﬀer is open for you to accept for three (3) days from the date of this letter, at which time it will be deemed to be withdrawn.

We look forward to you joining MedMen!

Sincerely

/s/ Ed Record
Ed Record
CEO
MedMen Enterprises, Inc.

Accepted, as of        July 1, 2023

/s/ Amit Pandey
Amit Pandey

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